Exhibit 99.1

TOREADOR REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, TEXAS – (November 10, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) today announced financial results for the third quarter of 2005. Highlights include:

•	EBITDAX (a non-GAAP financial measure reconciled below) of $5.3 million, up 80.3% from the third quarter of 2004
•	Operating income of $1.7 million, up 7.9% from the same period in 2004
•	Total revenues of $8.8 million, up 55.7% from the third quarter of 2004

For the third quarter of 2005, Toreador reported income available to common shares, excluding dry hole expense, of $2.5 million (a non-GAAP financial measure reconciled below). Dry hole expense of $1.5 million in the third quarter of 2005 was primarily due to the unsuccessful Boyabat-1 well in the Sinop permit onshore Turkey. Including dry hole expense, Income available to common shares in the third quarter of 2005 was $1.0 million, or $0.07 per diluted share, compared to $1.7 million in the third quarter of 2004, or $0.15 per diluted share. Diluted weighted average shares outstanding in the third quarter of 2005 were 15.6 million, compared to 13.4 million diluted weighted average shares outstanding in the third quarter of 2004.

In the third quarter of 2005, Toreador incurred a $1.2 million deferred tax adjustment in France due to the exhaustion of net operating loss carryovers. Excluding the deferred tax adjustment and dry hole costs, income available to common shares in the third quarter of 2005 would have been $3.8 million (a non-GAAP financial measure reconciled below). The combined dry hole expense and deferred tax adjustment resulted in a negative impact of $0.17 per diluted share (a non-GAAP financial measure reconciled below).

Operating income in the third quarter of 2005 was $1.7 million, compared to operating income of $1.6 million in the third quarter of 2004. Total revenues for the three months ended September 30, 2005 were $8.8 million, compared to $5.6 million for the same period in 2004. The increase was primarily due to significantly higher realized prices for both oil and natural gas

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in the third quarter of 2005, which was $55.39 per barrel of oil equivalent (BOE), compared to realized prices of $37.21 per BOE in the third quarter of 2004.

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX, a non-GAAP financial measure reconciled below) was $5.3 million in the three months ended September 30, 2005 compared to $2.9 million for the three months ended September 30, 2004.

“The third quarter of 2005 produced another period of solid growth in EBITDAX and revenues as we continue to develop our international prospects,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “Our exploration and development activities in France, Romania, Hungary and Turkey should add significant production volumes of both oil and natural gas in the next few quarters, and we are continuing to advance towards our goal of realizing first production in the second half of next year from our South Akcakoca Sub-Basin natural gas project offshore Turkey.”

In the third quarter of 2005, Toreador’s oil and gas production was approximately 159,000 BOE compared to 169,000 BOE during the same period last year. The nominal decrease was primarily due to natural declines in production.

The average realized price of oil in the third quarter of 2005 was $56.42 per barrel compared to $38.24 per barrel in the third quarter of 2004, an increase of 47.5%. The average realized price of natural gas in the quarter ended September 30, 2005 was $8.20 per million cubic feet, compared to $5.24 per million cubic feet for the same period last year, an increase of 56.5%.

NINE MONTH RESULTS

For the nine months ended September 30, 2005 Toreador reported income available to common shares, excluding dry hole expense of $1.5 million, of $5.4 million (a non-GAAP financial measure reconciled below). Including dry hole expense, Income available to common shares for the first nine months of 2005 was $3.9 million, or $0.27 per diluted share, compared to income available to common shares of $24.7 million, or $2.04 per diluted share, for the same period last year. In 2004 the sale of oil and gas properties resulted in income from discontinued operations of $18.4 million, or $1.48 per diluted share. Weighted average diluted shares for the nine months ended September 30, 2005 were 14.9 million, compared to 12.4 million for the same period last year.

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Operating income for first nine months of 2005 was $4.6 million compared to $2.2 million for the first nine months of 2004. Total revenues for the nine months ended September 30, 2005 were $22.3 million compared to $14.6 million for the nine months ended September 30, 2004.

For the first nine months of 2005, Toreador’s oil and gas production was approximately 462,000 BOE compared to approximately 470,000 BOE for the first nine months of 2004. The average realized price of oil for the nine months ended September 30, 2005 was $49.20 per barrel, compared to $33.44 per barrel for the same period in the prior year, an increase of 47.1%. The average realized price of natural gas for the first nine months of 2005 was $7.04 per million cubic feet compared to $5.58 per million cubic feet for the first nine months of 2004, an increase of 26.2%.

OPERATIONAL UPDATE

France

In the Paris basin, core and log data confirm the presence of oil in approximately 4.6 meters of net pay in the La Tonnelle-1 exploration well in the Nemours permit. The well is currently suspended awaiting testing of the potential discovery. It is anticipated that once the current drilling rig is demobilized and replaced with a workover rig, the well will be perforated and production testing will commence. Results from testing could be available as soon as early December. Toreador currently has an equal interest in the well with the operator, Lundin Petroleum. After results from testing, Vermilion Energy Trust, which has a 33-1/3% working interest in the Nemours permit, has the option upon payment of a non-consent penalty to be reinstated and participate equally with Toreador and Lundin, at which time Toreador’s interest will revert to 33-1/3% interest in the well.

In the Charmottes Field, coring operations are being conducted in the Charmottes-6D well on the target Donnemarie formation.

Turkey

Onshore Turkey, in the Calgan-2 well, a 600m lateral drain has been drilled along the top of the Sayatepi formation. Oil shows were encountered during drilling, and the well will be tested once the drilling rig currently on location is demobilized and replaced with a completion rig.

The Cayagzi-1 delineation well in the South Akcakoca Sub-basin was drilled to total depth and did not encounter hydrocarbons. The well is currently being plugged and abandoned, and the “Prometheus” jack-up rig is scheduled to begin drilling development wells on the Akkaya

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structure where the company successfully tested a gas well in May of 2005. In the recently reported estimate of potential reserves in the South Akcakoca Sub-basin, the Cayagzi structure represented approximately 6% of the total.

Romania

In the Fauresti Field rehabilitation permit, the sixth well in the re-entry program, the Fauresti-180, is being tested. Another six re-entry wells are planned in the program which will continue through 2006.

CONFERENCE CALL

A conference call to discuss third quarter 2005 results and operational activities will be held today at 3:00 pm Central, 4:00 pm Eastern time.

Active participants who wish to ask questions during the conference call should dial toll free 800-591-6945 (international dial 1-617-614-4911), passcode 82002502 approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s Internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010 (international dial 1-617-801-6888), passcode 27505150 to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is presented because of its acceptance as an indicator of an oil and gas exploration

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and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. Table 1 below reconciles EBITDAX with income from continuing operations as derived from the company’s financial information.

Table 1: Reconciliation of EBITDAX to Income from continuing operations

Income available to common shares, excluding dry hole expense and the deferred tax adjustment, is presented to exclude effects of dry hole expense and the deferred tax adjustment on income available to common shares which we believe is a stronger indicator of performance. Income available to common shares, excluding dry hole expense and the deferred tax adjustment, should not be considered in isolation or as a substitute for income available to common shares prepared in accordance with generally accepted accounting principles. Table 2 below reconciles income available to common shares, excluding dry hole expense and the deferred tax adjustment, with income available to common shares as derived from the company’s financial information. Table 3 below calculates the impact per diluted share of dry hole expense and the deferred tax adjustment.

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Table 2: Reconciliation of Income available to common shares, excluding dry hole expense and the deferred tax adjustment, to Income available to common shares

Table 3: Calculation of impact per diluted share of Dry hole expense and Deferred tax adjustment

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

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TOREADOR RESOURCES CORPORATION

(in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30	
SELECTED FINANCIAL RESULTS	**2005**	**2004**	**2005**	**2004**
Revenues:				
Oil and natural gas sales	$ 8,770	$ 6,351	$ 22,348	$ 15,807
Loss on commodity derivatives	-	(720)	-	(1,180)
Total revenues	8,770	5,631	22,348	14,627
Costs and expenses:				
Lease operating	2,112	1,603	6,372	5,036
Exploration and acquisition	2,614	432	3,419	984
Depreciation, depletion, and amortization	1,014	954	2,881	2,568
Reduction in force	-	-	5	116
General and administrative	1,345	1,081	5,099	3,735
Total costs and expenses	7,085	4,070	17,776	12,439
Operating income	1,685	1,561	4,572	2,188
Other income (expense)	161	(120)	568	3,769
Provision for (benefit from) income taxes	782	(364)	659	(896)
Income from continuing operations	1,064	1,805	4,481	6,853
Income from discontinued operations, net of tax	14	81	25	18,354
Net income	1,078	1,886	4,506	25,207
Dividends on preferred shares	41	180	644	540
Income available to common shares	$ 1,037	$ 1,706	$ 3,862	$ 24,667
Basic earnings per share	$ 0.07	$ 0.18	$ 0.28	$ 2.60
Diluted earnings per share	$ 0.07	$ 0.15	$ 0.27	$ 2.04
Weighted average shares outstanding:				
Basic	14,679	9,593	13,891	9,503
Diluted	15,593	13,369	14,857	12,406
SELECTED OPERATING RESULTS				
Production				
Oil production (MBbl)	136	144	395	399
Natural gas production (MMcf)	135	154	396	421
Equivalent production (MBOE)	159	169	462	470
Prices				
Average oil price per Bbl	$ 56.42	$ 38.24	$ 49.20	$ 33.44
Average natural gas price per Mcf	8.20	5.24	7.04	5.58
Average equivalent price per BOE	55.39	37.21	48.21	33.40

	September 30		September 30	
SELECTED BALANCE SHEET INFORMATION	**2005**	**2004**	**2005**	**2004**
Net cash provided by (used in) operating activities	$ 3,409	$ 2,868	$ 7,677	$ (299)
Properties and equipment, net	118,855	73,588	118,855	73,588
Total assets	252,312	92,733	252,312	92,733
Long-term liabilities	106,836	22,136	106,836	22,136
Stockholders' equity	131,463	58,674	131,463	58,674